JAMES N. BARBER
                                 Attorney at Law
                           Suite 100, Bank Chase Tower
                                50 West Broadway
                            Salt Lake City, UT 84101
Telephone: (801) 364-6500
Fax: (801) 532-0141                                E-Mail: Barber.jn@comcast.net


                                November 30, 2006

Securities and Exchange Commission
100 "F" Street
Washington, D.C. 20549

         Re: Opinion and consent of Counsel with respect to registration statement on Form SB-2 for Plush Mall, Inc.

                         Dear Member of the Staff:

     I have been requested to issue my opinion as to the legal status of 3,200,000 common shares of Plush Mall, Inc. which are being registered on Form SB-2 under the Securities Act of 1933 for resale by existing stockholders. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Act.

     I have, in connection with that request, examined the Articles of Incorporation and By-laws of Plush Mall, minutes a meeting of the Board of Directors of Plush Mall on January 5, 2006 by which it authorized the president of the corporation to offer up to 10,000,000 common shares of the corporation at an offering price of $.005 per share and minutes of a subsequent meeting on March 22, 2006 by which the Board authorized the preparation and filing of a registration statement on Form SB-2 by which to register the restricted common shares held by existing stockholders of the Company as well as additional shares to be issued by the Company. I have also examined a draft of the proposed registration statement, reviewed other documents and conducted other investigations as I have deemed necessary and appropriate to establish bases for the opinions set forth herein.

     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, and the authenticity of all documents submitted to me as originals or photostatic copies. I have also assumed that signing parties have had the power, corporate or other, to sign any and all documents that bear their signatures. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

Securities and Exchange Commission
November 30, 2006
Page 2

     Based upon my examination of relevant documents and other inquiries made by my staff it is my opinion that Plush Mall is duly organized, validly existing and in good standing as a corporation under the laws of the State of Nevada. The 3,200,000 common shares to be offered and sold by existing stockholders pursuanSecurities and Exchange Commission November 30, 2006 to the Company's registration statement on Form SB-2 are, in the hands of their registered owners, duly and validly authorized and issued, fully-paid and non-assessable common shares of Plush Mall, Inc. Those 3,200,000 shares will continue, after they have been offered, sold and delivered after sale, by their existing registered owners pursuant to the aforesaid registration statement, to be validly authorized and issued, fully paid, and non-assessable common shares of the corporation.

     I will be available to respond to any questions the Staff of the Commission or Plush Mall, itself, may have about the opinions expressed herein or the facts upon which they are based.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ James N. Barber
-------------------------
James N. Barber